EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-263228 and 333-242044 on Form S-8 of IBEX Limited, of our report dated September 13, 2023, relating to the consolidated financial statements of IBEX Limited appearing in this Annual Report on Form 10-K of IBEX Limited, for the years ended June 30, 2023 and 2022.

/s/ Deloitte & Touche LLP

Tampa, Florida
September 13, 2023